Exhibit 99.9

FORM OF LETTER TO CLIENTS

OMAGINE, INC.

Up to 3,202,200 Shares of Common Stock
Issuable upon the Exercise of Non-transferrable Subscription Rights at $1.25 per Share;

and

Up to 3,202,200 Shares of Common Stock
Issuable upon the Exercise of Common Stock Purchase Warrants at $5.00 per Share
and

Up to 3,202,200 Shares of Common Stock
Issuable upon the Exercise of Common Stock Purchase Warrants at $10.00 per Share

February  , 2012

To Our Clients:

Omagine, Inc. (the “Company”) has distributed, at no charge, to its shareholders of record at 5:00 p.m., Eastern time, on February  , 2012 (the “Record Date”) (a) non-transferable rights (“Rights”) to purchase shares of its common stock in a Rights offering by the company (the “Rights Offering”), and (b) transferable redeemable warrants (“Warrants”) exercisable for the purchase of shares of its common stock (the “Warrant Distribution”).  The Rights Offering and the Warrant Distribution are described in the enclosed prospectus dated February  , 2012 (“Prospectus”).

In the Rights Offering, the Company is offering up to 3,202,200 shares of common stock, as described in the Prospectus, at a price of $1.25 per share. For each 4 shares of common stock beneficially owned by you as of the Record Date, you now beneficially own 1 Right. Each Right entitles you to purchase 1 share of common stock under what is referred to as your “Basic Subscription Right.” Please note that fractional Rights have been rounded up to the nearest whole number of Rights. In addition, if you exercise your Basic Subscription Right in full, you will be eligible, under what is referred to as your “Over-Subscription Privilege”, to purchase any whole shares of common stock that are not purchased by other Rights holders under their Basic Subscription Rights. Exercise of your Over-Subscription Privilege is subject to limitation and allocation as further described in the Prospectus. The Rights are not transferable and may not be sold.

The Rights Offering will expire at 5:00 p.m., Eastern time, on March  , 2012. Your right to purchase common stock in the Rights Offering will expire if not exercised by such time. Once submitted, all exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.

THE BENEFICIAL OWNER ELECTION FORM AND THE OTHER MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND TRANSFERS OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request your instructions as to whether you wish to elect to subscribe for any shares of the Company’s common stock to which you are entitled pursuant to the terms of the Rights Offering. However, we urge you to read the Prospectus carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of the Company’s common stock to which you are entitled please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election Form. Your Beneficial Owner Election Form should be forwarded to us as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the terms of the Rights Offering. Please contact us for our deadline with respect to your submission of the Beneficial Ownership Election Form. Once you have exercised the Basic Subscription Right or the Over-Subscription Privilege, such exercise may not be revoked.

Please contact the subscription agent with any questions or requests for assistance concerning the Rights Offering. You may also contact us directly.

__________________

As a result of the Warrant Distribution by the Company you also now beneficially own one (1) Warrant exercisable at $5.00 per share (the “$5 Warrants”) and one (1) Warrant exercisable at $10.00 per share (the “$10 Warrants”) for each 4 shares of common stock beneficially owned by you as of the Record Date. Each $5 Warrant may be exercised to purchase one share of common stock at a purchase price of $5.00 per share and each $10 Warrant may be exercised to purchase one share of common stock at a purchase price of $10.00 per share (each of such exercise prices being the “Warrant Exercise Price”). Please note that fractional Warrants have been rounded up to the nearest whole number of Warrants. The Warrants are transferable and may be sold or transferred. Unless redeemed earlier by the Company, the Warrants are valid until December 31, 2013 (the “Warrant Expiration Date”). We will notify you in writing if the Company notifies us that it has elected to redeem any or all of the Warrants before the Warrant Expiration Date.

Your right to exercise the Warrants will expire on the earlier of (i) the Redemption Date, or (ii) the Warrant Expiration Date. All Warrant exercises are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Warrants.

THE BENEFICIAL OWNER ELECTION FORM AND THE OTHER MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND TRANSFERS OF WARRANTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request that you instruct us if you wish to exercise any of your Warrants to purchase shares of the Company’s common stock or to transfer any of your Warrants pursuant to their terms. However, we urge you to read the Prospectus carefully before instructing us to exercise or transfer your Warrants.

If you wish to have us, on your behalf, exercise your Warrants or transfer your Warrants, please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election Form. Your Beneficial Owner Election Form should be forwarded to us as promptly as possible in order to permit us to exercise or transfer Warrants on your behalf in accordance with the terms of the Warrants. Please contact us for our deadline with respect to your submission of the Beneficial Ownership Election Form prior to the earlier of (i) the Redemption Date or (ii) the Warrant Expiration Date. Once you have exercised Warrants, such exercise may not be revoked.

Please contact Continental Stock Transfer & Trust Company, who is both the subscription agent and the Warrant agent for assistance concerning either the Rights Offering or the Warrant Distribution.

You may also contact us directly.

Very truly yours,

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